POPULAR, INC. Contact:	Exhibit 99.1
Investor Relations:
Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685
Media Relations:
Teruca Rullán Senior Vice President Corporate Communications 787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Financial Results for the Quarter and Year
Ended December 31, 2008

San Juan, Puerto Rico, Thursday, January 22, 2009 – Popular, Inc. (“the Corporation”) (NASDAQ: BPOP, BPOPO, BPOPP) reported a net loss of $702.9 million for the quarter ended December 31, 2008, compared with a net loss of $294.1 million in the same quarter of 2007 and a net loss of $668.5 million for the quarter ended September 30, 2008. For the year ended December 31, 2008, the net loss reported amounted to $1.2 billion, compared to a net loss of $64.5 million in the same period of the previous year. As announced during the third quarter of 2008, the Corporation discontinued the operations of its U.S.-based subsidiary Popular Financial Holdings (“PFH”). The table that follows segregates the financial results for the quarter and year ended December 31, 2008 and 2007 between continuing and discontinued operations.

	Quarter ended		Year ended
(Dollars in millions, except per	December 31,	December 31,	December 31,	December 31,
share information)	2008	2007	2008	2007
(Loss) income from continuing operations, net of tax	($627.7)	($150.5)	($680.5)	$202.5

Loss from discontinued operations, net of tax	(75.2)	(143.6)	(563.4)	(267.0)
Net loss	($702.9)	($294.1)	($1,243.9)	($64.5)

Basic and diluted (losses) earnings per share:
(Loss) income from continuing operations	($2.28)	($0.55)	($2.55)	$0.68
Loss from discontinued operations	(0.27)	(0.51)	(2.00)	(0.95)

Total	($2.55)	($1.06)	($4.55)	($0.27)

“Our disappointing results reflect deteriorating economic conditions both in the U.S. mainland and Puerto Rico, which resulted in substantial loss for the fourth quarter principally caused by a significant increase in the allowance for loan losses and the valuation allowance equal to 100% of the deferred tax asset related to our U.S mainland operations,” indicated Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc. “The provision for loan losses increased particularly in the construction sector in Puerto Rico and in the U.S. mainland and the mortgage related loans in our U.S. mainland portfolios. Notwithstanding these charges, our Puerto Rico operation produced over $200 million in profits. The $935 million TARP funds provided us with solid regulatory capital ratios, which will permit us to manage through what we expect to be another extremely challenging year.”

Carrión added: “The integration of the U.S. mainland franchise and our Puerto Rico operation is underway to provide a more nimble organization focused on core banking and achieving the necessary operational synergies.”

The following principal items impacted the Corporation’s continuing operations financial results for the quarter ended December 31, 2008, when compared to the same quarter in the previous year:

•	higher provision for loan losses by $267.1 million as a result of higher credit losses and increased specific reserves for impaired loans;

•	valuation allowance on the Corporation’s deferred tax assets related to the U.S. operations of $462.8 million recorded during the fourth quarter of 2008; and

•	lower goodwill and trademark impairment losses by $199.3 million due to $211.8 million in impairment losses related to E-LOAN’s goodwill and trademark recognized in the fourth quarter of 2007, compared to losses of $12.5 million in the fourth quarter of 2008, consisting principally of $10.9 million in losses related to E-LOAN’s trademark. The trademark impairment losses recorded in 2008 resulted from E-LOAN ceasing to operate as a direct lender in the fourth quarter of 2008.

The Corporation’s net loss for the quarter and year ended December 31, 2008 was broken down as follows:

		Quarter ended December 31, 2008

(Dollars in millions)	BPPR reportable segment	BPNA reportable segment	EVERTEC reportable segment	Corporate and Other	Total continuing operations	Discontinued operations	Popular, Inc.

(Loss) income before tax	($5.7)	($268.2)	$15.3	($60.0)	($318.6)	($58.3)	($376.9)
Income tax (benefit) expense (a)	(18.1)	81.3	5.4	240.5	309.1	16.9	326.0

Net income (loss)	$12.4	($349.5)	$9.9	($300.5)	($627.7)	($75.2)	($702.9)

(a) Income tax for the quarter ended December 31, 2008 includes the effect of the recording of a valuation allowance on deferred tax assets of the U.S. operations during the fourth quarter of 2008 as follows: Discontinued operations — $37.8 million and continuing operations — $462.8 million. The latter amount consists principally of BPNA — $200.1 million and Corporate and Other — $262.8 million.

		Year ended December 31, 2008

(Dollars in millions)	BPPR reportable segment	BPNA reportable segment	EVERTEC reportable segment	Corporate and Other	Total continuing operations	Discontinued operations	Popular, Inc.

Income (loss) before tax	$260.5	($410.2)	$63.1	($132.4)	($219.0)	($548.5)	($767.5)
Income tax expense (a)	21.4	114.6	19.5	306.0	461.5	14.9	476.4

Net income (loss)	$239.1	($524.8)	$43.6	($438.4)	($680.5)	($563.4)	($1,243.9)

a) Income tax for the year ended December 31, 2008 includes the effect of the recording of a valuation allowance on deferred tax assets of the U.S. operations as follows: Discontinued operations — $209.0 million and Continuing operations - $652.0 million. The latter amount consists principally of BPNA — $294.5 million and Corporate and Other — $357.4 million and EVERTEC (USA) — $0.1 million.

•	Net income for the Banco Popular de Puerto Rico (“BPPR”) reportable segment for the quarter ended December 31, 2008 amounted to $12.4 million, compared to $80.2 million in the same quarter of the previous year. The financial results were principally impacted by an increase in the provision for loan losses of $112.7 million primarily related to the commercial and construction loan portfolios. During the fourth quarter of 2008, several commercial and construction loans in the BPPR reportable segment reported further deterioration due to current economic conditions requiring their classification as impaired loans under SFAS No. 114 or an increase in their specific reserves. As of December 31, 2008, there were $639 million of SFAS No. 114 impaired loans in the BPPR reportable segment with a related specific allowance for loan losses of $137 million. During this fourth quarter, the Corporation recorded $101 million in provision for loan losses for loans classified as impaired under SFAS No. 114 in the BPPR reportable segment, of which $79 million pertained to residential construction loans.

BPPR’s reportable segment net interest income for the fourth quarter of 2008 declined $13.8 million, compared to the same quarter in the previous year. This decrease was principally related to lower volume of investment securities and to lower yields in the loan and investment portfolios, partially offset by lower cost of funds. Despite the impact of the unprecedented market conditions and historical reductions in interest rates by the Federal Reserve (“FED”), the BPPR reportable segment maintained a healthy net interest margin that approximated 3.89% for the quarter ended December 31, 2008, compared to 3.91% in the same quarter of the previous year. Non-interest income increased for the quarter by $10.4 million, or 8%, principally in other service fees and service charges on deposits accounts. Operating expenses in this reportable segment decreased by $3.4 million when comparing quarterly periods. This decline was partly the result of successful control management efforts and reduced compensation tied to financial performance.

•	Banco Popular North America (“BPNA”) reportable segment reported net losses of $349.5 million for the quarter ended December 31, 2008, compared to net losses of $218.3 million in the fourth quarter of 2007. The quarterly financial results were principally impacted by an increase in the provision for loan losses of $156.4 million. The increase in the provision for loan losses considered higher loan net charge-offs, specific reserves for commercial, construction and mortgage loans, as well as the impact of the deterioration in the U.S. residential housing market that has also affected home equity lines of credit and second lien mortgage loans which are behaving as unsecured loans due to devaluation in real estate. This reportable segment also recognized a valuation allowance on deferred tax assets of $200.1 million during the fourth quarter of 2008. These unfavorable variances were in part offset by the reduction in impairment losses on intangible assets of E-LOAN which was previously described.

During the quarter ended December 31, 2008, the BPNA reportable segment recorded approximately $33.8 million in charges such as severance costs, lease cancellations, and write-downs of intangibles and long-lived assets that were associated to the restructuring plans of its banking operations and E-LOAN. As indicated in the Form 10-Q filed on November 10, 2008, in October 2008, the Corporation’s Board of Directors approved a restructuring plan for BPNA with the objective of reducing the size of its banking operations in the U.S. mainland to a level suited to present economic conditions, improve profitability in the short term, increase liquidity and lower credit costs and, over time, achieve a greater integration with corporate functions in Puerto Rico. Also, the Board of Directors approved a plan for E-LOAN to cease operating as a direct lender effective in the fourth quarter of 2008. Refer to the Corporation’s Form 10-Q for the quarter ended September 30, 2008 for further information.

The integration of both banking subsidiaries, BPPR and BPNA, under one management continues to be implemented, as part of the previously announced restructuring plan for the U.S. operations. The business divisions of retail banking and commercial banking, in addition to administrative and operational personnel, at Banco Popular North America, are now reporting to management in Puerto Rico.

•	Losses of $75.2 million, net of tax, related to the discontinued operations of Popular Financial Holdings (“PFH”) in the U.S. mainland for the fourth quarter of 2008. The net losses for the quarter ended December 31, 2008 corresponding to the discontinued operations included $37.8 million in valuation allowances on the Corporation’s deferred tax assets. Also, the net loss included non-interest losses of $24.3 million for the quarter ended December 31, 2008 consisting of additional write-downs in loans accounted at fair value as of year end and the final impact of the sale of assets to Goldman Sachs announced in the third quarter of 2008 and that closed in November 2008. Operating expenses for the discontinued operations amounted to $34.1 million for the fourth quarter of 2008, which primarily included charges related to the final settlement on the sale to Goldman Sachs, personnel costs and other restructuring charges related to the discontinuance of the operations. As of December 31, 2008, PFH holds only $13 million in assets, of which $7 million are loans measured at fair value.

Net Loss from Continuing Operations – Fourth Quarter 2008 compared to Fourth Quarter 2007:

This press release should be read in conjunction with the accompanying Financial Summary (Exhibit A), which is an integral part of this report. The Corporation retrospectively adjusted certain information to exclude results from discontinued operations from prior periods presented in this press release for comparability purposes. The discussions that follow pertain to Popular, Inc.’s continuing operations, unless otherwise indicated.

Net interest income

Net interest income for the fourth quarter of 2008 was $288.9 million, compared with $337.3 million for the fourth quarter of 2007. The decrease was due to a decline of $1.3 billion in average earning assets, together with a reduction of 40 basis points in the net interest margin.

The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarter ended December 31, 2008, compared with the same quarter in 2007. The analysis only includes the results of the continuing operations, and as indicated earlier, the results for the previous year had been retrospectively adjusted to exclude the discontinued operations for comparative purposes.

	Average balances				Average Yields / Costs
	4th	4th			4th	4th
	Quarter	Quarter	Dollar	%	Quarter	Quarter
(Dollars in billions)	2008	2007	Variance	Variance	2008	2007	Variance
Money market, trading and investment securities	$9.4	$10.9	($1.5)	(14%)	4.03%	4.63%	(0.60%)

Loans:
Commercial *	16.0	15.3	0.7	5	5.69	7.43	(1.74)
Mortgage	4.6	4.9	(0.3)	(6)	6.88	7.26	(0.38)
Consumer	4.7	4.8	(0.1)	(2)	9.92	10.43	(0.51)
Lease financing	1.1	1.2	(0.1)	(8)	8.11	7.92	0.19

Total loans	26.4	26.2	0.2	1	6.75	7.97	(1.22)

Total earning assets	$35.8	$37.1	($1.3)	(4%)	6.04%	6.99%	(0.95%)

Interest bearing deposits	$24.0	$23.2	$0.8	3%	2.85%	3.64%	(0.79%)
Short-term borrowings	7.0	8.2	(1.2)	(15)	4.64	4.89	(0.25)
Long-term borrowings	3.9	8.2	(4.3)	(52)	5.30	5.41	(0.11)

Total interest bearing liabilities	31.0	31.4	(0.4)	(1)	3.25	3.97	(0.72)

Non-interest bearing sources of funds	4.8	5.7	(0.9)	(16)

Total funds	$35.8	$37.1	($1.3)	(4%)	2.81%	3.36%	(0.55%)

Net interest spread					2.79%	3.02%	(0.23%)

Net interest yield					3.23%	3.63%	(0.40%)

*Includes commercial construction loans

The decline in average earning assets was due mostly to the runoff of investment securities as part of a strategy of delevering the balance sheet. The reduction in the average balance of investment securities was used to repay short-term borrowings, including repurchase agreements. In the loan portfolio, an increase in average commercial loans outstanding was offset in part by declines in mortgage and auto loans.

The decline in the net interest yield was driven by a reduction in the yield of earning assets. This was caused primarily by the decline in the yield of commercial loans, which have a significant amount of floating rate loans whose yield decreased as the Fed cut the funds rate in 2008. The Fed lowered the federal funds target rate between 400 and 425 basis points from December 31, 2007 to December 31, 2008. Also contributing to the reduction in the yield of commercial loans is the substantial increase in non-performing loans as described later in this press release. The Corporation’s average cost of funds decreased driven by a reduction in the cost of deposits and short-term borrowings. Offsetting partially the decline in the cost of deposits and short-term borrowings was an increase in the cost of long-term borrowings. During 2008, certain medium-term notes matured which had been issued in previous years at relatively low rates were some replaced with more expensive term funds whose cost reflects the current distressed conditions of the credit markets. Also contributing to the reduction in the net interest yield was the net loss for the year which reduced available funds obtained through capital.

Provision for Loan Losses and Credit Quality

The provision for loan losses in the continuing operations totaled $388.8 million, or 174% of net charge-offs, for the quarter ended December 31, 2008, compared with $121.7 million or 157%, respectively, for the same quarter in 2007, and $252.2 million, or 148%, respectively, for the quarter ended September 30, 2008. The provision for loan losses for the quarter ended December 31, 2008, when compared with the same quarter in 2007, reflects higher net charge-offs by $146.2 million, mainly in construction loans by $63.0 million, consumer loans by $28.8 million, commercial loans by $37.0 million, and mortgage loans by $15.1 million. Provision and net charge-off information for prior periods was retrospectively adjusted to exclude discontinued operations for comparative purposes.

The higher level of provision for the quarter ended December 31, 2008 was mainly attributable to the continuing deterioration in the commercial and construction loan portfolios due to current economic conditions in Puerto Rico and the U.S. mainland. Credit deterioration trends in the Corporation’s commercial loan portfolio are reflected across all industry sectors. The allowance for loan losses for commercial and construction credits has increased, particularly the specific reserves for loans considered impaired. Also, deteriorating economic conditions in the U.S. mainland housing market have impacted the mortgage industry delinquency rates. The Corporation has recorded a higher provision for loan losses in the fourth quarter of 2008 to cover for inherent losses in the mortgage portfolio of the Corporation’s U.S. mainland operations as a result of higher delinquencies and net charge-offs, and consideration of troubled debt restructurings in the mortgage portfolio, principally from the non-conventional business of Banco Popular North America. Furthermore, consumer loans net charge-offs rose principally due to higher losses on home equity lines of credit and second lien mortgage loans of the Corporation’s U.S. mainland operations, which are categorized by the Corporation as consumer loans. The deterioration in the delinquency profile and the declines in property values have negatively impacted charge-offs.

Exhibit A provides credit quality data, including certain key credit quality metrics. The allowance for loan losses represented 3.43% of loans held-in-portfolio at December 31, 2008, compared with 2.76% at September 30, 2008 and 1.96% at December 31, 2007. As of December 31, 2008, there were $898 million of SFAS No. 114 impaired loans in the Corporation’s continuing operations with a related specific allowance for loan losses of $195 million, compared with impaired loans of $291 million and a specific allowance of $53 million as of December 31, 2007, excluding PFH. During the quarter ended December 31, 2008, the Corporation recorded $150 million in provision for loan losses for loans classified as impaired under SFAS No. 114. As of September 30, 2008, there were $753 million of SFAS No. 114 impaired loans in the Corporation’s continuing operations with a related specific allowance for loan losses of $131 million.

Non-performing assets of the continuing operations totaled $1.3 billion at December 31, 2008. This represented an increase of $192 million since September 30, 2008 primarily related to increases in construction loans by $84 million, mortgage loans by $57 million, commercial loans by $24 million, consumer loans by $10 million and other real estate by $17 million. Non-performing assets from continuing operations increased by $672 million from December 31, 2007 to the same date in 2008. The increases were mostly reflected in commercial loans by $207 million, construction loans by $230 million, mortgage loans by $168 million, consumer loans by $26 million and other real estate by $40 million.

Non-interest Income

Non-interest income from continuing operations totaled $141.5 million for the quarter ended December 31, 2008, compared with $190.6 million for the same quarter in 2007. The unfavorable variance in non-interest income was principally as a result of an increase in lower of cost or fair value adjustments in loans reclassified to held-for-sale, primarily related to a lease portfolio from the U.S. mainland operations, lower gains on the sale of SBA commercial loans due to lower volume sold, and higher impairments on investments accounted under the equity method.

Operating Expenses

Operating expenses for the continuing operations totaled $360.2 million for the quarter ended December 31, 2008, a decrease of $211.9 million, or 37%, compared with $572.1 million for the same quarter of 2007.

As indicated earlier in this press release, E-LOAN and BPNA commenced to carry out further restructuring of its operations during the fourth quarter of 2008. For the quarter ended December 31, 2008, operating expenses for the continuing operations included approximately $33.8 million in costs associated to the restructuring plans in place at the subsidiaries, including impairments on E-LOAN’s trademark and other long-lived assets, compared to approximately $231.9 million in 2007, which also included impairment losses associated to E-LOAN’s goodwill. Isolating the impact of these restructuring related costs, operating expenses totaled $326.4 million for the quarter ended December 31, 2008, compared to $340.2 million for the quarter ended December 31, 2007. The decrease was principally due to lower business promotion expenses and personnel costs, including the impact of the downsizing of E-LOAN’s operations in early 2008 as well as lower compensation tied to financial performance.

Income Taxes

Income tax expense from continuing operations amounted to $309.1 million for the quarter ended December 31, 2008, compared with an income tax benefit of $15.4 million for the same quarter of 2007. As previously indicated, the variance was primarily due to the establishment of a full valuation allowance on the deferred tax assets of the U.S. mainland operations, as well as the impact of higher operating losses.

The Corporation’s net deferred tax assets (prior to deducting the valuation allowance) amounted to $1.2 billion as of December 31, 2008, of which $848 million pertains to the U.S. mainland operations. As of December 31, 2008, the Corporation recorded a total valuation allowance of $861 million on the deferred tax assets of the Corporation’s U.S. operations. This full valuation allowance was recorded in consideration of the requirements of SFAS No.109 “Accounting for Income Taxes” (“SFAS No. 109”) which states that a deferred tax asset should be reduced by a valuation allowance if based on the weight of all available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax asset will not be realized. The determination of whether a deferred tax asset is realizable is based on weighting all available evidence, including both positive and negative evidence. SFAS No. 109 provides that the realization of deferred tax assets, including carryforwards and deductible temporary differences, depends upon the existence of sufficient taxable income of the same character during the carryback or carryforward period. SFAS No. 109 requires the consideration of all sources of taxable income available to realize the deferred tax asset, including the future reversal of existing temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in carryback years and tax planning strategies.

The Corporation’s U.S. mainland operations are in a cumulative loss position for the three-year period ended December 31, 2008.  For purposes of assessing the realizability of the deferred tax assets in the U.S. mainland, this cumulative taxable loss position, along with the evaluation of all sources of taxable income available to realize the deferred tax asset, as discussed above, is considered significant negative evidence and has caused management to conclude that the Corporation will not be able to fully realize the deferred tax assets in the future, considering solely the criteria of SFAS No. 109. Management will reassess the realizability of the deferred tax assets based on the criteria of SFAS No. 109 each reporting period. If future events differ from management’s year-end 2008 assessment, a partial reversal of the valuation allowance may be required in future years. An important consideration, although not sufficient positive evidence to overcome the negative evidence under SFAS No. 109, is that the net operating loss carryforwards of the Corporation’s U.S. operations have an expiration term of 20 years. To the extent that the financial results of the U.S. operations improve and the deferred tax asset becomes realizable, the Corporation will be able to reduce the valuation allowance through earnings.

Balance Sheet Comments:

The accompanying Exhibit A provides information on principal categories of the Corporation’s balance sheet at December 31, 2008, September 30, 2008, and December 31, 2007 and the following sections provide more detailed information.

Investment securities

The Corporation’s portfolio of investment securities available-for-sale and held-to-maturity totaled $8.2 billion at December 31, 2008, compared with $8.3 billion at September 30, 2008 and $9.0 billion at December 31, 2007. The Corporation holds investment securities primarily for liquidity, yield enhancement and interest rate risk management. The portfolio primarily includes very liquid, high quality debt securities. The decline in the Corporation’s available-for-sale and held-to-maturity investment portfolios from December 31, 2007 to the same date in 2008 was mainly associated with the maturities of securities

Loans

A breakdown of the Corporation’s total loan portfolio at period-end, which represents the principal category of earning assets, follows:

(In billions)	December 31, 2008	September 30, 2008	Variance	December 31, 2007	Variance
Commercial	$13.7	$13.9	($0.2)	$13.5	$0.2
Construction	2.2	2.1	0.1	1.9	0.3
Mortgage	4.6	4.7	(0.1)	5.0	(0.4)
Consumer	4.7	4.8	(0.1)	5.0	(0.3)
Lease financing	1.1	1.1	—	1.2	(0.1)

Sub-total	26.3	26.6	(0.3)	26.6	(0.3)

PFH discontinued operations	—	0.6	(0.6)	3.3	(3.3)

Total	$26.3	$27.2	($0.9)	$29.9	($3.6)

Deposits

A breakdown of the Corporation’s deposits at period-end follows:

(In billions)	December 31, 2008	September 30, 2008	Variance	December 31, 2007	Variance
Demand *	$4.9	$4.7	$0.2	$5.1	($0.2)
Savings	9.6	9.9	(0.3)	9.8	(0.2)
Time	13.1	13.3	(0.2)	13.4	(0.3)

Total deposits	$27.6	$27.9	($0.3)	$28.3	($0.7)

* Includes non-interest and interest bearing demand deposits

Brokered certificates of deposit, which are included as part of time deposits, amounted to $3.0 billion at December 31, 2008 and $3.1 billion at September 30, 2008 and December 31, 2007.

Borrowings and capital

The accompanying Exhibit A also provides information on borrowings and stockholders’ equity at December 31, 2008 and 2007, and September 30, 2008.

Stockholders’ equity totaled $3.3 billion at December 31, 2008, compared with $3.0 billion at September 30, 2008, and $3.6 billion at December 31, 2007. The increase in stockholders’ equity from September 30, 2008 to December 31, 2008 was due to the $935 million investment in preferred stock of Popular by the United States Department of the Treasury (“Treasury”) under Treasury’s TARP Capital Purchase Program. The transaction closed on December 5, 2008. Also, the increase in stockholders’ equity reflects unrealized gains on securities available-for-sale of $174 million, net of tax, as of December 31, 2008, compared to unrealized losses of $22 million as of September 30, 2008. These favorable variances were partially offset by the net loss of $702.9 million recorded during the fourth quarter of 2008.

The reduction in stockholders’ equity from the end of 2007 to December 31, 2008 is principally the result of the net loss of $1.2 billion recorded during the period, dividends paid during the year and the $262 million negative after-tax adjustment to beginning retained earnings due to the transitional adjustment for electing the fair value option, partially offset by the $400 million preferred stock offering in May 2008 and the $935 million of preferred stock issued under the TARP.

Below is a summary of the Corporation’s estimated regulatory capital ratios as of December 31, 2008.

			Minimum
	December 31, 2008	September 30, 2008	required
Tier I risk-based capital	10.47%	9.09%	4.00%
Total risk-based capital	11.74%	10.35%	8.00%
Tier I leverage	8.20%	7.17%	3.00% - 4.00%

Other matters:

The Corporation continues, along with its subsidiaries Banco Popular of Puerto Rico and Banco Popular North America, to participate in the Federal Deposit Insurance Corporation’s (“FDIC”) Temporary Liquidity Guarantee Program (“TLG”), which provides full insurance coverage for non-interest bearing transaction accounts, regardless of the dollar amount, and guarantees newly issued senior unsecured debt. The program is designed to strengthen confidence and encourage liquidity in the banking system.

Through the TLG Program, the FDIC will provide unlimited deposit insurance coverage for all non-interest bearing transaction accounts through December 31, 2009. This includes traditional non-interest bearing checking accounts, certain types of attorney trust accounts and negotiable order of withdrawal accounts (“NOW accounts”) with interest rates no higher than 0.50 percent.

In addition, Popular also has the option under the TLG Program to issue senior unsecured debt fully guaranteed by the FDIC on or before June 30, 2009 with a maturity of June 30, 2012 or sooner.

Forward-Looking Statements:

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment, as well as general changes in business market and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007 as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial services provider based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey, and Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA and offers loan customers the option of being referred to a trusted consumer lending partner for loan products. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 115 years of experience through these regions while continuing its commitment to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

* * *

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

***

Exhibit A

					4 th
			4 th		Quarter
Financial Summary	Quarter ended		Quarter	Quarter ended	2008 vs 3rd Quarter
(Unaudited)	December 31,		2008 vs 2007	September 30,	2008
	2008	2007	$ Variance	2008	$ Variance
Summary of Operations (In thousands, except share information)

Interest income	$541,542	$651,407	($109,865)	$555,481	($13,939)

Interest expense	252,676	314,091	(61,415)	231,199	21,477

Net Interest income	288,866	337,316	(48,450)	324,282	(35,416)

Provision for loan losses	388,823	121,742	267,081	252,160	136,663

Net interest income after provision for loan losses	(99,957)	215,574	(315,531)	72,122	(172,079)

Net gain (loss) on sale and valuation adjustments of investment securities	286	(11,973)	12,259	(9,132)	9,418

Trading account profit	5,098	7,432	(2,334)	6,669	(1,571)

(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale	(19,678)	19,822	(39,500)	6,522	(26,200)

Other non-interest income	155,791	175,336	(19,545)	183,869	(28,078)

Total non-interest income	141,497	190,617	(49,120)	187,928	(46,431)

Personnel costs	148,950	162,986	(14,036)	148,230	720

Goodwill and trademark impairment losses	12,480	211,750	(199,270)	—	12,480

Other operating expenses	198,750	197,354	1,396	174,685	24,065

Total operating expenses	360,180	572,090	(211,910)	322,915	37,265

Loss from continuing operations before income tax	(318,640)	(165,899)	(152,741)	(62,865)	(255,775)

Income tax expense (benefit)	309,067	(15,434)	324,501	148,308	160,759

Loss from continuing operations, net of income tax	(627,707)	(150,465)	(477,242)	(211,173)	(416,534)

Loss from discontinued operations, net of income tax	(75,193)	(143,628)	68,435	(457,370)	382,177

Net loss	($702,900)	($294,093)	($408,807)	($668,543)	($34,357)

Net loss applicable to common stock	($717,987)	($297,071)	($420,916)	($679,772)	($38,215)

Losses per common share:

Basic and diluted losses per common share from continuing operations	($2.28)	($0.55)		($0.79)

Basic and diluted losses per common share from discontinued operations	($0.27)	($0.51)		($1.63)

Basic and diluted losses per common share -Total	($2.55)	($1.06)		($2.42)

Dividends declared per common share	$0.08	$0.16		$0.08

Average common shares outstanding	281,786,725	279,905,592		281,489,469

Average common shares outstanding – assuming dilution	281,786,725	279,905,592		281,489,469

Common shares outstanding at end of period	282,004,713	280,029,215		281,708,260

Market value per common share	$5.16	$10.60		$8.29

Book value per common share	$6.33	$12.12		$8.59

Market Capitalization – (In millions)	$1,455	$2,968		$2,335

Selected Average Balances – (In millions)

Total assets	$39,531	$46,918	($7,387)	$40,634	($1,103)

Stockholders’ equity	3,114	3,834	(720)	3,471	(357)

Selected Financial Data at Period-End – (In millions)

Total assets	$38,883	$44,411	($5,528)	$40,390	($1,507)

Loans (1)	26,276	29,911	(3,635)	27,207	(931)

Earning assets (1)	36,154	40,902	(4,748)	36,483	(329)

Deposits	27,550	28,334	(784)	27,911	(361)

Borrowings (1)	6,943	11,561	(4,618)	8,646	(1,703)

Interest-bearing liabilities (1)	30,200	35,384	(5,184)	32,492	(2,292)

Stockholders’ equity	3,268	3,582	(314)	3,007	261

Performance Ratios

Net interest yield from continuing operations (2)	3.23%	3.63%		3.62%

Return on assets	(7.07)	(2.49)		(6.55)

Return on common equity	(123.03)	(32.32)		(93.32)

Credit Quality Data – (Dollars in millions)

Net loans charged-off, excluding write-downs on loans transferred to held-for-sale (3)	$223.7	$77.5	$146.2	$170.5	$53.2

Allowance for loan losses	883	549	334	726	157

Non-performing loans from continuing operations (4)	1,203	571	632	1,028	175

Non-performing loans from discontinued operations (5)	11	200	(189)	75	(64)

Non-performing loans – total	1,214	771	443	1,103	111

Non-performing loans to loans held-in-portfolio (6) (7)	4.67%	2.75%		3.90%

Allowance for loan losses to non-performing loans (6)	73.40	71.21		70.64

Allowance for loans losses to loans held-in-portfolio (7)	3.43	1.96		2.76

(1) Includes assets/liabilities from discontinued operations as follows: December 31, 2008 — $7 million in loans and earnings assets; September 30, 2008 — $626 million in loans, $630 million in earnings assets, and $166 million in borrowings and interest bearing liabilities.
(2) Not on a taxable equivalent basis. Periods prior to December 31, 2008 were retrospectively adjusted to conform to the December 31, 2008 presentation.
(3) Excludes net charge-offs from discontinued operations. Periods prior to December 31, 2008 were retrospectively adjusted to conform to the December 31, 2008 presentation.
(4) Periods prior to December 31, 2008 exclude discontinued operations on a pro-forma basis for comparative purposes.
(5) Periods prior to December 31, 2008 include discontinued operations on a pro-forma basis for comparative purposes.
(6) Non-performing loans (“NPL”) exclude NPL accounted pursuant to the fair value option of SFAS No. 159. Also, for the periods ended December 31, 2008 and September 30, 2008, NPL exclude NPL from discontinued operations.
(7) Loans held-in-portfolio exclude loans held-for-sale and loans accounted pursuant to the fair value option of SFAS No. 159. Loans from discontinued operations are considered held-for-sale as of December 31, 2008 and September 30, 2008.

Note: Certain reclassifications have been made to prior periods to conform with this quarter.

Financial Summary	For the year ended
(Unaudited)	December 31,
	2008	2007	$ Variance
Summary of Operations (In thousands, except share information)

Interest income	$2,274,123	$2,552,235	($278,112)

Interest expense	994,919	1,246,577	(251,658)

Net Interest income	1,279,204	1,305,658	(26,454)

Provision for loan losses	991,384	341,219	650,165

Net interest income after provision for loan losses	287,820	964,439	(676,619)

Net gain on sale and valuation adjustments of investment securities	69,716	100,869	(31,153)

Trading account profit	43,645	37,197	6,448

Gain on sale of loans and valuation adjustments on loans held-for-sale	6,018	60,046	(54,028)

Other non-interest income	710,595	675,583	35,012

Total non-interest income	829,974	873,695	(43,721)

Personnel costs	608,465	620,760	(12,295)

Goodwill and trademark impairment losses	12,480	211,750	(199,270)

Other operating expenses	715,783	712,952	2,831

Total operating expenses	1,336,728	1,545,462	(208,734)

(Loss) income from continuing operations before income tax	(218,934)	292,672	(511,606)

Income tax expense	461,534	90,164	371,370

(Loss) income from continuing operations, net of income tax	(680,468)	202,508	(882,976)

Loss from discontinued operations, net of income tax	(563,435)	(267,001)	(296,434)

Net loss	($1,243,903)	($64,493)	($1,179,410)

Net loss applicable to common stock	($1,279,200)	($76,406)	($1,202,794)

Losses per common share:

Basic and diluted (losses) earnings per common share from continuing operations	($2.55)	$0.68

Basic and diluted losses per common share from discontinued operations	($2.00)	($0.95)

Basic and diluted losses per common share -Total	($4.55)	($0.27)

Dividends declared per common share	$0.48	$0.64

Average common shares outstanding	281,079,201	279,494,150

Average common shares outstanding – assuming dilution	281,079,201	279,552,502

Common shares outstanding at end of period	282,004,713	280,029,215

Market value per common share	$5.16	$10.60

Book value per common share	$6.33	$12.12

Market Capitalization – (In millions)	$1,455	$2,968

Selected Average Balances – (In millions)

Total assets	$40,924	$47,105	($6,181)

Stockholders’ equity	3,358	3,861	(503)

Performance Ratios

Net interest yield from continuing operations (1)	3.55%	3.59%

Return on assets	(3.04)	(0.14)

Return on common equity	(44.47)	(2.08)

Credit Quality Data – (Dollars in millions)

Net loans charged-off, excluding write-downs on loans transferred to held-for-sale (2)	$600.0	$250.6	$349.4

Allowance for loan losses	883	549	334

Non-performing loans from continuing operations (3)	1,203	571	632

Non-performing loans from discontinued operations (4)	11	200	(189)

Non-performing loans – total	1,214	771	443

Non-performing loans to loans held-in-portfolio (5) (6)	4.67%	2.75%

Allowance for loan losses to non-performing loans (5)	73.40	71.21

Allowance for loans losses to loans held-in-portfolio (6)	3.43	1.96

(1) Not on a taxable equivalent basis. Periods prior to December 31, 2008 were retrospectively adjusted to conform to the December 31, 2008 presentation.

(2) Excludes net charge-offs from discontinued operations. Periods prior to December 31, 2008 were retrospectively adjusted to conform to the December 31, 2008 presentation.
(3) Periods prior to December 31, 2008 exclude discontinued operations on a pro-forma basis for comparative purposes.
(4) Periods prior to December 31, 2008 include discontinued operations on a pro-forma basis for comparative purposes.
(5) Non-performing loans (“NPL”) exclude NPL accounted pursuant to the fair value option of SFAS No. 159. Also, for the period ended December 31, 2008, NPL exclude NPL from discontinued operations.
(6) Loans held-in-portfolio exclude loans held-for-sale and loans accounted pursuant to the fair value option of SFAS No. 159. Loans from discontinued operations are considered held-for-sale as of December 31, 2008.

Note: Certain reclassifications have been made to prior periods to conform with this period.